EXHIBIT 4.1
SUBSCRIPTION AGREEMENT

Gulfstream Capital Corporation
Wildunger Strasse 1B, Suite 61
Frankfurt, Germany 60487
+ 496957801945

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing __________________________________________________ (__________) shares of Common Stock of GULFSTREAM CAPITAL CORPORATION (the “Company”) at a price of $0.04 per share (the “Subscription Price”).

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Mr. Harry Hohenstein and/or Liliia Berezhna solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Hohenstein or Ms. Berezhna.

MAKE CHECK PAYABLE TO:  GULFSTREAM CAPITAL CORPORATION

Executed this _____ day of ___________________, _______.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser
ID Number:

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.04	=	US$
Number of Shares Purchased			Total Subscription Price

Form of Payment:	Cash:___________	Check #: _______________	Other: _________________

GULFSTREAM CAPITAL CORPORATION

By:

Title: